 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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WEST BANCORPORATION, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WEST BANCORPORATION, INC.

NOTICE OF ANNUAL STOCKHOLDERS' MEETING TO BE HELD APRIL 24, 2014

Dear Fellow Stockholders:

The West Bancorporation, Inc. (the "Company") Annual Meeting of Stockholders will be held in the David L. Miller Conference Center at the Company's headquarters located at 1601 22nd Street, West Des Moines, Iowa on Thursday, April 24, 2014, at 4:00 p.m. Central Time.  We will review the progress of the Company and answer questions during the meeting.  If a quorum of stockholders is represented at the meeting, in person or by proxy, the following matters will be presented for votes:

Item 1.	The election of the 14 directors nominated in the proxy statement to serve as the Board of Directors until the next Annual Meeting and until their successors are elected and have been qualified;

Item 2.	The approval, on a nonbinding basis, of the 2013 compensation of the named executive officers disclosed in the proxy statement;

Item 3.	The ratification of the appointment of McGladrey LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2014; and

Item 4.	All other matters that may properly come before the Annual Meeting and any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on February 20, 2014, as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting.  A list of stockholders entitled to notice will be available for inspection, upon written request, at the Company's headquarters located at 1601 22nd Street, West Des Moines, Iowa, beginning two business days after this notice is first mailed.

Whether or not you expect to attend the Annual Meeting, in order to make sure your vote is received, please complete and return the enclosed proxy card or vote your proxy electronically via the internet, email or fax as instructed on the proxy card.  A prompt response would be appreciated.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders' Meeting to be held on April 24, 2014:

Copies of the documents included in this mailing, including the proxy statement, Form 10-K and summary annual report, are also available at www.snl.com/irweblinkx/docs.aspx?iid=1021570.

We hope you will personally attend the Annual Meeting, and we look forward to seeing you there.  Thank you for your interest in our Company.

For the Board of Directors,

 /s/ David R. Milligan

David R. Milligan
Chairman
West Bancorporation, Inc.

March 6, 2014

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PROXY STATEMENT

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Proxy Statement Table of Contents

WEST BANCORPORATION, INC.

1601 22nd Street
West Des Moines, Iowa  50266

PROXY STATEMENT
2014 ANNUAL MEETING OF STOCKHOLDERS
To Be Held on April 24, 2014

This proxy statement and the accompanying proxy card are being furnished in connection with the solicitation by the Board of Directors (the "Board") of West Bancorporation, Inc. (the "Company") of proxies to be used at the Annual Meeting of Stockholders (the "Annual Meeting"). The meeting will be held in the David L. Miller Conference Center at the Company's headquarters located at 1601 22nd Street, West Des Moines, Iowa, on April 24, 2014, at 4:00 p.m. Central Time, and at any and all adjournments thereof.  A copy of the Company's 2013 summary annual report to stockholders and Form 10-K containing the annual report to stockholders, including our consolidated financial statements for the fiscal year ended December 31, 2013, accompany this proxy statement.  This proxy statement, form of proxy, and other accompanying materials are first being mailed to stockholders on or about March 6, 2014.

QUESTIONS AND ANSWERS

What is a proxy?

A proxy is a document, also referred to as a "proxy card," on which you authorize someone else to vote for you in the way that you want to vote. The proxy holders will vote your shares as you have instructed, thereby ensuring your shares will be voted whether or not you attend the Annual Meeting. You may also choose to abstain from voting.

What is a proxy statement?

A proxy statement is a document required by the Securities and Exchange Commission (the "SEC") that, among other things, explains the items on which you are asked to vote on the proxy card.

Why am I receiving this proxy statement and proxy card?

You are receiving a proxy statement and proxy card from us because on February 20, 2014, the record date for the Annual Meeting, you owned shares of Company common stock. There were 15,976,204 shares of the Company's common stock outstanding at the close of business on that date, all of which are eligible to vote at the Annual Meeting. This proxy statement describes the matters that will be presented for consideration by the stockholders at the Annual Meeting. It also gives you information concerning those matters to assist you in making an informed decision on each matter.

When you sign the enclosed proxy card or otherwise vote pursuant to the instructions set forth in the proxy card, you appoint the proxy holders designated on the proxy card as your representatives at the meeting. The proxy holders will vote your shares as you have instructed, thereby ensuring your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting, we ask that you instruct the proxies how to vote your shares in advance of the meeting just in case your plans change.

If you sign and return the proxy card and an issue comes up for a vote at the Annual Meeting that is not identified on the card, the proxy holders will vote your shares, pursuant to your proxy, in accordance with their judgment.

What if I receive more than one proxy card?

You will receive more than one proxy card if you have multiple holdings reflected in our stock transfer records and/or in accounts with brokers. Please sign and return ALL proxy cards to ensure that all of your shares are voted.

What matters will be voted on at the meeting?

You are being asked to vote on the following matters proposed by our Board of Directors: (i) the election of 14 directors, (ii) the nonbinding vote on the 2013 compensation of the named executive officers, commonly known as a "say-on-pay" proposal, and (iii) a vote on ratification of McGladrey LLP as our independent registered public accounting firm for the 2014 fiscal year.

Proxy Statement Table of Contents

These matters are more fully described in this proxy statement. We are not aware of any other matters that will be voted on at the Annual Meeting. However, if any other business properly comes before the meeting, the persons named as proxies for stockholders will vote on such matters in a manner they consider appropriate.

How do I vote?

After reviewing this document, please submit your proxy using any of the voting methods indicated on the proxy card. By submitting your proxy, you authorize the individuals named in it to represent you and vote your shares at the Annual Meeting in accordance with your instructions. Your vote is important. Whether or not you plan to attend the Annual Meeting, please submit your proxy card promptly in the enclosed envelope or through the internet, email or fax by following the instructions on the proxy card.

If you sign and return your proxy card but do not mark the card to provide voting instructions, the shares represented by your proxy card will be voted "FOR" all 14 nominees named in this proxy statement, "FOR" the say-on-pay proposal, and "FOR" the ratification of the appointment of McGladrey LLP as our independent registered public accounting firm for the 2014 fiscal year.

If you are a beneficial owner and a broker or other fiduciary is the record holder of your shares (which is usually referred to as "street name" ownership), then you received this proxy statement from the record holder of the shares that you beneficially own. The record holder should have given you instructions for directing how the record holder should vote your shares. It will then be the record holder's responsibility to vote your shares in the manner you direct.

If you want to vote in person, please come to the meeting. We will distribute ballots to anyone who wants to vote at the meeting. Please note, however, that if your shares are held in the name of a broker or other fiduciary (i.e. in street name), you will need to arrange to obtain a legal proxy from the record holder in order to vote in person at the meeting. Even if you plan to attend the Annual Meeting, we ask that you complete and return your proxy card or vote via the internet, email or fax in advance of the Annual Meeting in case your plans change.

If I hold shares in the name of a broker, who votes my shares?

Under the rules of various national and regional securities exchanges, brokers and other fiduciaries that hold securities on behalf of beneficial owners generally may vote on routine matters even if they have not received voting instructions from the beneficial owners for whom they hold securities, but they are not permitted to vote on nonroutine matters unless they have received voting instructions from you. The ratification of the appointment of an issuer's independent registered public accounting firm is considered a routine matter, while the election of directors and say-on-pay proposals are both considered nonroutine matters. Thus, if you do not provide instructions to your broker as to how it should vote the shares beneficially owned by you, your broker will be able to vote on the ratification of the appointment of McGladrey LLP as our independent registered public accounting firm but will not be permitted to vote on the election of directors or say-on-pay proposal. If your broker does not receive instructions from you on how to vote on a particular matter on which your broker does not have discretionary authority to vote, your broker will return the proxy to us indicating the broker does not have authority to vote on these matters. This is referred to as a "broker non-vote" and will affect the outcome of the voting as described below under "What options do I have in voting on each of the proposals?" Therefore, we encourage you to provide directions to your broker as to how you want your shares voted on all matters brought before the Annual Meeting.

If I hold shares in the West Bancorporation Employee Savings and Stock Ownership Plan, who votes my shares?

If you are a holder of stock in the Company's Employee Savings and Stock Ownership Plan (the "Plan"), you can direct the Trustee of the Plan how to vote the number of shares you hold in the Plan for each proposal included in this proxy statement. If you do not provide timely voting directions to the Trustee, then the Trustee shall vote the shares held for your benefit in the same proportion as those shares of stock held in the Plan for which the Trustee has received proper directions for voting.

Proxy Statement Table of Contents

What if I change my mind after I return my proxy?

If you hold your shares in your own name, you may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by:

•	signing another proxy card with a later date and returning that proxy card to ist Shareholder Services, 433 S. Carlton Ave., Wheaton, Illinois 60187;

•	timely submitting another proxy via the internet, email or fax, if that is the method you originally used to submit your proxy;

•	sending notice to us at the address below that you are revoking your proxy; or

•	voting in person at the meeting.

All written notices of revocation and other written communications with respect to revocation of proxies should be sent to West Bancorporation, Inc., 1601 22nd Street, West Des Moines, Iowa 50266, Attention: Corporate Secretary. If you hold your shares in the name of your broker and desire to revoke your proxy, you will need to contact your broker.

How many votes do we need to hold the Annual Meeting?

A majority of the shares that are outstanding and entitled to vote as of the record date must be present in person or by proxy at the meeting in order to hold the meeting and conduct business. Shares are counted as present at the meeting if the stockholder either:

•	is present and votes in person at the meeting; or

•	has properly submitted a signed proxy card or other form of proxy (through the internet, email or fax).

On February 20, 2014, the record date, there were 15,976,204 shares of common stock issued and outstanding. Therefore, at least 7,988,103 shares need to be present, in person or by proxy, at the Annual Meeting.

What happens if a nominee is unable to stand for re-election?

The Board of Directors may, by resolution, provide for a lesser number of directors or designate a substitute nominee. In the latter case, shares represented by proxies may be voted for a substitute nominee at the discretion of the proxy holders. Proxies cannot be voted for more than 14 nominees. We have no reason to believe any nominee will be unable to stand for election.

What options do I have in voting on each of the proposals?

The directors are elected by a plurality, and the 14 nominees receiving the greatest number of votes cast "FOR" their election will be elected as directors of the Company. Votes withheld from any nominee have no legal effect on the election of directors due to the fact that such elections are by a plurality of the votes cast.

The affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote is required to approve the 2013 compensation of the named executive officers and the ratification of the appointment of McGladrey LLP as our registered independent public accounting firm for the fiscal year ending December 31, 2014. The vote on our executive compensation is advisory and is not binding on the directors of the Company. However, the Compensation Committee of the Board will consider stockholder votes in establishing our compensation plans for subsequent years.

Broker non-votes will not be counted as entitled to vote, but will count for purposes of determining whether a quorum is present. So long as a quorum is present, broker non-votes will have no effect on the outcome of the matters to be presented for a vote at the Annual Meeting.

The proxy card included in this proxy statement indicates the number of shares owned by an account attributable to you.

Where do I find the voting results of the meeting?

We will announce preliminary voting results at the meeting. The voting results will also be disclosed in a Current Report on Form 8-K that we will file within four business days after the meeting.

Proxy Statement Table of Contents

Who bears the cost of soliciting proxies?

The Company will bear the cost of soliciting proxies. In addition to solicitations by mail, our officers, directors or employees, without extra compensation, may solicit proxies in person, via email or by telephone. We may reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders.

YOUR VOTE IS IMPORTANT. PLEASE RETURN YOUR MARKED AND SIGNED PROXY CARD PROMPTLY SO YOUR SHARES CAN BE REPRESENTED, EVEN IF YOU PLAN TO ATTEND THE MEETING IN PERSON.

Proxy Statement Table of Contents

PROPOSALS FOR ANNUAL MEETING

Item 1. Election of Directors.

The Company Bylaws provide that the number of directors of the Company shall not be less than 5 nor greater than 15. The Board currently consists of 14 members.  For reasons explained below in the Report of the Nominating and Corporate Governance Committee, the Board has set the number of directors for 2014 at 14. Proxies cannot be voted for more than 14 persons.

The term for directors is until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified or until their earlier resignation, removal from office, death or incapacitation.

The Board recommends a vote "FOR" each of the nominees listed in the table below.

Properly executed proxies in the accompanying form will be voted "FOR" the election of the listed individuals, unless contrary instructions are given.  If any nominee or nominees shall become unavailable for election, it is intended that the size of the Board will be reduced accordingly provided that the number of nominees shall not be less than 5.  Any stockholder has the option to withhold authority to vote for any or all nominees.  Votes withheld from any nominee have no legal effect on the election of directors due to the fact that such elections are by a plurality of the votes cast.

Information concerning the nominees, including their ages, year first elected as a director, and business experience during the previous five years as of February 20, 2014, is set forth below.  All the nominees are currently serving as directors of the Company and as directors of the Company's wholly-owned subsidiary, West Bank.

Name (Age)	Has Served as Director Since	Principal Occupation and/or Position with Company and West Bank and Location
Frank W. Berlin (Age 68)	1995	Consultant, Frank W. Berlin & Associates, and Director of the Company and West Bank West Des Moines, Iowa
Thomas A. Carlstrom (Age 68)	2009	Retired neurosurgeon and Director of the Company and West Bank Des Moines, Iowa
Joyce A. Chapman (Age 69)	2009	Retired and Director of the Company and West Bank Des Moines, Iowa
Steven K. Gaer (Age 53)	2011	Chief Operating Officer and General Counsel, R&R Realty Group, and Director of the Company and West Bank West Des Moines, Iowa
Michael J. Gerdin (Age 44)	2013	Chairman and Chief Executive Officer, Heartland Express, Inc., and Director of the Company and West Bank North Liberty, Iowa
Kaye R. Lozier (Age 68)	2009	Director of Donor Relations, Community Foundation of Greater Des Moines, and Director of the Company and West Bank Des Moines, Iowa
Sean P. McMurray (Age 46)	2013	Chief Executive Officer, Praxik, LLC, and Director of the Company and West Bank Clive, Iowa
David R. Milligan (Age 66)	2009	Chairman and Director of the Company and Director of West Bank West Des Moines, Iowa
George D. Milligan (Age 57)	2005	President, The Graham Group, Inc., and Director of the Company and West Bank Des Moines, Iowa
David D. Nelson (Age 53)	2010	Chief Executive Officer, President and Director of the Company; Chairman, Chief Executive Officer and Director of West Bank West Des Moines, Iowa
James W. Noyce (Age 58)	2009	Retired and Director of the Company and West Bank West Des Moines, Iowa
Robert G. Pulver (Age 66)	1984	President and Chief Executive Officer, All-State Industries, Inc., and Director of the Company and West Bank West Des Moines, Iowa
Lou Ann Sandburg (Age 65)	2011	Retired and Director of the Company and West Bank Clive, Iowa
Philip Jason Worth (Age 42)	2013	Sales Manager, Gilcrest/Jewett Lumber Company, and Director of the Company and West Bank West Des Moines, Iowa

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The particular experiences, qualifications, attributes, and skills that led the Board to conclude that each nominee should serve as a director are as follows:

Frank W. Berlin has served as a Director of West Bank since 1995.  Mr. Berlin is a consultant and former President of Frank W. Berlin & Associates, a West Des Moines company specializing in employee benefits.  He also has extensive knowledge and experience with executive compensation programs.

Thomas A. Carlstrom has served as a Director of West Bank since 1996.  Dr. Carlstrom is a retired neurosurgeon.  Prior to his retirement, Dr. Carlstrom practiced in Des Moines, Iowa. He has extensive knowledge of and familiarity with the Central Iowa business community.

Joyce A. Chapman has served as a Director of West Bank since 1975.  Mrs. Chapman served as an officer of West Bank from 1971 until she retired as Executive Vice President in 2006.  During her career at West Bank, she served in a variety of capacities, covering virtually all aspects of bank administration and operation.  Mrs. Chapman is also a board member of the public company American Equity Investment Life Holding Company of West Des Moines, Iowa.  She has extensive knowledge and experience with bank practices and procedures.

Steven K. Gaer has served as a Director of West Bank since 2011. Mr. Gaer is Chief Operating Officer and General Counsel for R&R Realty Group, Central Iowa's largest commercial real estate development, management and investment company. He has extensive knowledge of commercial real estate structuring, financing and underwriting. He is also currently serving as the Mayor of the City of West Des Moines, Iowa; a position he has held since April 2007. Mr. Gaer is also serving on the following boards: Greater Des Moines Partnership; Regional Economic Development Board; Metropolitan Planning Organization; and the County Assessor Boards for Polk, Dallas, Madison and Warren counties.

Michael J. Gerdin has served as a Director of West Bank since 2013. Mr. Gerdin is the Chairman and Chief Executive Officer of Heartland Express, Inc., which is a publicly traded company that is a short-to-medium haul truckload carrier with corporate headquarters in North Liberty, Iowa. From 1998 to 2001, he was President of A&M Express, a wholly-owned subsidiary of Heartland Express. In 2001, Mr. Gerdin was appointed as Vice President of Regional Operations, and in 2006 he was appointed as President of Heartland Express, Inc. He became Chairman and Chief Executive Officer in 2011. Mr. Gerdin has familiarity with the Eastern Iowa business community and has extensive experience in a public company environment.

Kaye R. Lozier has served as a Director of West Bank since 2005.  Mrs. Lozier is the Director of Donor Relations for the Community Foundation of Greater Des Moines.  She is involved in the Des Moines area, serving as Chair for the Des Moines Enterprise Zone Commission.

Sean P. McMurray has served as a Director of West Bank since 2013. Mr. McMurray founded DataVision Resources and served as the Chief Executive Officer for 15 years until DataVision Resources was acquired by Equifax, Inc. in 2011. Mr. McMurray served as a Senior Vice President at Equifax, Inc. until May 2013. Mr. McMurray currently serves as Chief Executive Officer at a new technology company, Praxik, LLC. As part of his employment with DataVision and Equifax, Mr. McMurray provided assistance to notable financial services companies, including Wells Fargo & Co., Bank of America and The Principal Financial Group. Mr. McMurray also currently serves as the Chairman of SmartyPig, LLC. Previously, he was the Chief Technology Officer of SmartyPig, LLC and was principally responsible for managing the integration with SmartyPig, LLC partner banks. This included satisfying all regulatory and compliance issues, monitoring risk and security during and after integration, designing accounting and tax solutions for the financial aspects of SmartyPig, LLC, and managing training and interaction between SmartyPig, LLC and the partner banks. He has also helped to build and design the business platform for Businessolver, LLC, where he serves as an owner and board member. Mr. McMurray has extensive knowledge about technology relevant to the financial services industry.

David R. Milligan has served as a Director of West Bank since 2000.  Mr. Milligan has served as Chairman of the Company since April 2010.  Mr. Milligan joined West Bank in 1980 and served in various capacities, including General Counsel.  He retired as Executive Vice President of the Company and as Chairman and Chief Executive Officer of West Bank on December 31, 2004.  He served as a Director of the Company from 2002 through 2004, and as Vice Chairman of West Bank until December 2006.  He was a self-employed attorney and “Of Counsel” with Ahlers & Cooney, P.C. of Des Moines, Iowa, from March 2007 through February 2009.  Mr. Milligan resumed part-time employment with West Bank in February 2009 and full-time employment in May 2009.  Mr. Milligan was elected interim Chief Executive Officer of the Company and interim Chief Executive Officer and Chairman of West Bank in July 2009 and served in those positions until April 1, 2010.  He then served as Executive Vice President of West Bank from April 1, 2010 through April 30, 2010. He has extensive knowledge of bank regulatory matters, loan portfolio management and corporate governance.

Proxy Statement Table of Contents

George D. Milligan has served as a Director of West Bank since 1994.  Mr. Milligan is President of the Graham Group, Inc., a Des Moines, Iowa-based real estate development and investment company.  He has extensive knowledge of commercial real estate financing and underwriting.  He is also a board member of the public company United Fire & Casualty Company of Cedar Rapids, Iowa.

David D. Nelson has served as a Director of West Bank since 2010. Mr. Nelson joined the Company on April 1, 2010, as Chief Executive Officer and President and as Chairman and Chief Executive Officer of West Bank. Mr. Nelson has more than 28 years of experience in commercial banking.  Prior to joining the Company, he was the President of Southeast Minnesota Business Banking and President of Wells Fargo Bank Rochester in Rochester, Minnesota.  He has strong backgrounds in customer relationship building, credit and leadership development.

James W. Noyce has served as a Director of West Bank since 2009.  Mr. Noyce has nearly three decades of experience in the financial services industry, most recently as Chief Executive Officer of FBL Financial Group, Inc., a publicly traded financial services company, and Farm Bureau Financial Services Companies from January 2007 through April 2009 and Chief Financial Officer from January 1996 through December 2006.  Prior to that, Mr. Noyce held various positions with FBL Financial Group, Inc. and Farm Bureau Financial Services Companies, including Controller and Vice President.  He served on the Advisory Committee to Farm Bureau Bank for approximately seven years until May 2009.  Mr. Noyce served as the Senior Advisor and Major Gifts Officer for Drake University Athletics from August 2009 to November 2010.  Mr. Noyce is a board member of the public company United Fire & Casualty Company of Cedar Rapids, Iowa.  He is also a board member of the registered investment company Berthel Fisher Financial Services, Inc. of Marion, Iowa. He is an audit committee financial expert and serves as Chair of the Audit Committee.  Mr. Noyce is a Certified Public Accountant (inactive), a Fellow of the Casualty Actuarial Society and an Associate of the Society of Actuaries.

Robert G. Pulver has served as a Director of West Bank since 1981.  He has also served as Vice Chairman of the Board since July 2009.  Mr. Pulver is the President and Chief Executive Officer of All-State Industries, Inc., an industrial rubber products manufacturer, which he founded and has operated for 38 years.

Lou Ann Sandburg has served as a Director of West Bank since 2011. Mrs. Sandburg served as Vice President of Investments at FBL Financial Group, Inc., a publicly traded financial services company, from 1998 until her retirement in 2008. From 1980 through 1998, Mrs. Sandburg managed various fixed-income portfolios at FBL Financial Group, Inc. Mrs. Sandburg is a board member of the registered investment company Berthel Fisher Financial Services, Inc. of Marion, Iowa. She is also a chartered financial analyst.

Philip Jason Worth has served as a Director of West Bank since 2011. Mr. Worth grew up in West Des Moines, Iowa, and has been working in the family business, Gilcrest/Jewett Lumber Company since 1999. Gilcrest/Jewett Lumber Company was founded in 1856, and Mr. Worth represents the sixth generation of ownership. The company supplies building materials to general contractors and homeowners in Central and Eastern Iowa and employs 230 people at four retail locations. The company focuses on building strong, lasting relationships, extending and managing its own credit, and staying active in the communities it serves. Mr. Worth has extensive knowledge of and familiarity with the real estate construction business in the Company's primary markets.

As noted above, with the exception of Mrs. Chapman, who is a director of American Equity Investment Life Holding Company, Mr. Gerdin, who is a director of Heartland Express, Inc., Mr. G. Milligan, who is a director of United Fire & Casualty Company, Mr. Noyce, who is a director of United Fire & Casualty Company and Berthel Fisher Financial Services, Inc., Mrs. Sandburg, who is a director of Berthel Fisher Financial Services, Inc., and Mr. Pulver, who was a director of The Summit Group through early 2012, none of the other above nominees hold a directorship in any other company with a class of securities registered pursuant to Section 12 or subject to Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or registered as an investment company under the Investment Company Act of 1940.  Those are the only directorships that require disclosure that have been held by the nominees in the past five years.

None of the nominees for director have any family relationship with any other nominees or with any executive officers of the Company.

Proxy Statement Table of Contents

Item 2. Approve the 2013 Compensation of the Company's Named Executive Officers.

Section 14A of the Exchange Act, as created by Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), enacted in July 2010, and the rules and regulations promulgated thereunder by the SEC, require publicly traded companies, such as the Company, to conduct an advisory stockholder vote to approve compensation of named executive officers. This proposal, commonly known as a “say-on-pay” proposal, gives stockholders the opportunity to endorse or not endorse the Company’s pay program for its named executive officers. We currently hold our say-on-pay vote every year. The Company is requesting stockholder approval, on an advisory basis, of the compensation of the Company’s named executive officers for 2013 as listed in the Summary Compensation Table (appearing on page 27 of this proxy statement) and as described in more detail in the Compensation Discussion and Analysis section of this proxy statement.  The Company believes that its executive compensation programs, as explained in the Executive Compensation section of this proxy statement, are straightforward and reasonable. As explained in the Compensation Discussion and Analysis section, the general objectives of, and important factors for, the Company's executive compensation program include significant emphasis on the long-term success of the Company through long-term performance of its executives. Stockholders are urged to carefully read the Compensation Discussion and Analysis section of this proxy statement, as well as the Summary Compensation Table and narrative disclosures that describe the compensation of our named executive officers in 2013. The Board has previously approved the 2013 compensation.

The following resolution is submitted for stockholder approval:

"RESOLVED, that West Bancorporation, Inc.'s stockholders approve, on an advisory basis, its executive compensation as described in the section captioned 'Compensation Discussion and Analysis' and the tabular disclosure regarding named executive officer compensation under 'Executive Compensation' contained in the West Bancorporation Inc's proxy statement dated March 6, 2014."

Approval of this resolution requires the number of votes cast for the proposal to exceed the number of votes cast against the proposal at the Annual Meeting. In tabulating this vote, abstentions will be disregarded and have no effect on the outcome of the vote. While this say-on-pay vote is required, as provided in Section 14A of the Exchange Act, it is not binding on the Board and may not be construed as overruling any decision by the Board. However, the Compensation Committee will take into account the outcome of the votes when considering future compensation arrangements.

The Board recommends a vote "FOR" approval of the 2013 compensation of the named executive officers.  Proxies in the accompanying form will be voted "FOR" approval of the 2013 compensation of the named executive officers unless contrary instructions are given.

Item 3. Ratify the Appointment of Independent Registered Public Accounting Firm.

The Audit Committee of the Board has selected the accounting firm of McGladrey LLP, independent certified public accountants, as the independent registered public accounting firm for the Company for the year ending December 31, 2014.  McGladrey LLP will conduct the audit examination of the Company and its subsidiary for 2014.  McGladrey LLP was also the independent registered public accounting firm and performed the Company's audit for the years ending December 31, 2013 and 2012.  The Company is asking its stockholders to ratify the appointment of McGladrey LLP as the Company's independent certified public accounting firm for 2014.  For a description of the fees for services rendered by McGladrey LLP for 2013 and 2012, and a description of the Company's policy regarding the approval of independent registered public accountants' fees, see the section of this proxy statement titled Independent Registered Public Accounting Firm.

Although ratification by the stockholders is not required by law, the Board has determined that it is desirable to request stockholder approval of its appointment of McGladrey LLP.  In the event the stockholders fail to ratify the appointment, the Audit Committee will consider this factor when making any future determination regarding McGladrey LLP.  Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and its stockholders.

Under applicable law, the ratification of the appointment of McGladrey LLP requires the number of votes cast for the proposal to exceed the number of votes cast against the proposal at the Annual Meeting. In tabulating the votes, abstentions on the ratification of the appointment of McGladrey LLP will be disregarded and have no effect on the outcome of the vote.

The Board recommends a vote "FOR" the ratification of the appointment of McGladrey LLP as our independent registered public accounting firm for the year ending December 31, 2014.  Proxies in the accompanying form will be voted "FOR" the ratification of the appointment of McGladrey LLP as the independent registered public accounting firm for the year ending December 31, 2014, unless contrary instructions are given.

Other Matters.  Management does not know of any other matters to be presented at the Annual Meeting, but should other matters properly come before the Annual Meeting, the proxies will vote on such matters in accordance with their best judgment.

GOVERNANCE AND BOARD OF DIRECTORS

General

Generally, the Board oversees our business and monitors the performance of our management. In accordance with our corporate governance procedures, the Board does not involve itself in the day-to-day operations of the Company, which are monitored by our executive officers and management. Our directors fulfill their duties and responsibilities by attending regular meetings of the full Board, which are generally held on a quarterly basis; special meetings which are held from time to time; and through committee membership, which is discussed below. Our directors also discuss business and other matters with our key executives and our principal external advisors, such as our legal counsel, auditors and other consultants.

The Board currently has, and will have, 14 directors after the Annual Meeting, if all nominees set forth in this proxy statement are elected. The Board has determined that the following 13 existing directors are “independent” as defined by the Nasdaq Listing Rule 5605(a)(2) and Item 407 of Regulation S-K, and the Board has determined that the independent directors do not have other relationships with us that prevent them from making objective, independent decisions.

Frank W. Berlin
Thomas A. Carlstrom
Joyce A. Chapman
Steven K. Gaer
Michael J. Gerdin
Kaye R. Lozier
Sean P. McMurray
David R. Milligan
George D. Milligan
James W. Noyce
Robert G. Pulver
Lou Ann Sandburg
Philip Jason Worth

David D. Nelson, the 14th director, is an executive officer of the Company. In 2013, the Board held five regularly scheduled meetings and one organizational meeting. Each director is required to attend at least 75% of the full Board meetings and the meetings of any committees on which the director serves. This requirement was satisfied by all directors. Board members are encouraged to attend the Annual Meeting, and all Board members except Steven K. Gaer and Robert G. Pulver attended the 2013 Annual Meeting.

The Board has established the following standing committees:

Audit Committee
Compensation Committee
Nominating and Corporate Governance Committee
Risk Committee

The Board has adopted written charters for each standing committee. The charters may be seen on the Investor Relations, Corporate Governance section of the Company's website (www.westbankstrong.com). The primary responsibilities of the committees are described below. The 2013 report of the Audit, Compensation, and Nominating and Corporate Governance Committees follows the descriptions.

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Board Leadership Structure

The Board believes that having a non-chief executive officer director serve as Chairman of the Board is in the best interests of stockholders.  The Board currently intends to maintain the leadership structure of a non-chief executive officer chairman.  The Board and its Nominating and Corporate Governance Committee believe that this structure will continue to be useful in providing consistent oversight and strategic direction to the Company.  The Board does not intend to micro-manage the Company and expects Mr. Nelson to take the lead in developing strategic plans, providing day-to-day leadership and managing the performance of the Company.  The Board intends to periodically review its leadership structure and make changes as dictated by the circumstances and the best interests of the stockholders.

Board's Role in Risk Oversight

The Board has historically performed its risk oversight function primarily through the Audit, Compensation, and Nominating and Corporate Governance Committees, which report to the whole Board and are comprised solely of independent directors. The Board also has a Risk Committee that monitors and oversees the enterprise risk management process for the Company. The Board uses an Executive Committee comprised of four independent directors, the Chairman, and the Chief Executive Officer for updates and consultations on an as-needed basis.  This structure has provided greater day-to-day Board awareness of policy and operational issues at the Company.

The Risk Committee is comprised of independent directors and may request any officer of the Company to attend meetings, including Harlee Olafson, the Company's Chief Risk Officer. A charter was first adopted for this committee during 2012. Under its charter, the Risk Committee is charged with identifying and assessing the risks facing the Company and overseeing the development, implementation, and monitoring of the Company's risk management process. The Risk Committee also oversees the division of risk-related responsibilities to each of the other Board committees. The Risk Committee is currently overseeing and reviewing with management the Company's credit, market, liquidity, reputation, regulatory, strategic and similar risks on a quarterly basis. On an annual basis, the Risk Committee reviews policies and procedures regarding risk management, information technology and safety, liquidity, and any other policies regarding employee conduct. The functions of the Risk Committee are detailed at length in its charter, which may be viewed on the Company's website (www.westbankstrong.com) under Investor Relations, Corporate Governance.

The Board's Audit Committee, which also functions as West Bank's Audit Committee, is charged with reviewing with management the Company's financial, transactional, and operational risk exposures and the steps management has taken to monitor and control such exposures, including the Company's risk assessment and risk management policies.  These reviews are completed at least annually.  In addition, the Audit Committee has quarterly executive sessions with both the Company's independent and internal auditors concerning any topic of concern to the auditors.  Internal auditing is done by an independent public accounting firm retained by the Audit Committee.  The Audit Committee also retains and receives an annual report from an independent public accounting firm employed specifically to review West Bank's trust department.

The Compensation Committee is charged in its charter with at least annually reviewing all compensation policies, practices, and plans of the Company to determine whether they encourage excessive risk-taking or pose any other threat to the safety and soundness of the Company or West Bank, or are otherwise inconsistent with the stockholders' long-term best interests.

Code of Ethics

We have a Code of Conduct in place that applies to all of our directors, officers and employees. The Code of Conduct sets forth the standard of ethics that we expect all of our directors, officers and employees to follow, including our Chief Executive Officer and Chief Financial Officer. The Code of Conduct may be viewed on the Company's website (www.westbankstrong.com) under Investor Relations, Corporate Governance. We intend to satisfy the disclosure requirements under Item 5.05 of Form 8-K regarding any amendment to or waiver of the Code of Conduct with respect to our Chief Executive Officer and Chief Financial Officer, and persons performing similar functions, by posting such information on our website. The Risk Committee reviewed the Company's Code of Conduct during 2013 and recommended minor changes to the Board, which the Board implemented.

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Committees of the Board of Directors

Audit Committee.  The members of the Audit Committee are James W. Noyce, Chair, Joyce A. Chapman, George D. Milligan, Lou Ann Sandburg and Philip Jason Worth.  Each of the Audit Committee Members is considered "independent" according to Nasdaq listing requirements and Rule 10A-3 of the Exchange Act, as required for audit committee membership. Mr. Noyce is an "audit committee financial expert" as defined in the Sarbanes-Oxley Act of 2002 and related regulations based on his level of education and work experience, as described previously in this proxy statement.  The Audit Committee selects the independent auditors; reviews with the independent and internal auditors the plan, scope and results of the auditors' services; approves their fees; and reviews the Company's financial reporting and internal control functions and risk assessment.  The Audit Committee has authority to retain special legal, accounting or other consultants as it deems appropriate or necessary. The Audit Committee also performs the other duties set forth in its charter.  The Audit Committee is prepared to meet privately at any time at the request of the independent registered public accountants or members of management to review any special situation arising on any of the above subjects.  The Audit Committee reviews its charter at least annually and recommends changes to the Board when it deems necessary.  The Audit Committee met four times during 2013 and also met with the Company's management and internal and independent auditors four times in executive session. Messrs. Noyce and G. Milligan are members of the Audit Committee who also serve on the audit committee of another listed company (United Fire & Casualty Company). Mrs. Sandburg also serves on the audit committee of Berthel Fisher Financial Services, Inc., a registered investment company. The functions of the Audit Committee are detailed at length in its charter, which may be viewed on the Company's website (www.westbankstrong.com) under Investor Relations, Corporate Governance.

Compensation Committee.  The Compensation Committee consists of Steven K. Gaer, Chair, Frank W. Berlin, Thomas A. Carlstrom, Michael J. Gerdin and Robert G. Pulver, all of whom are considered "independent" as defined by Nasdaq listing requirements, "outside" directors pursuant to Section 162(m) of the Internal Revenue Code, and "nonemployee" directors under Section 16 of the Exchange Act. As required by the Compensation Committee's charter, the members of the Compensation Committee are elected annually by the independent directors of the Board. The Compensation Committee annually reviews the Company's compensation and benefit programs, including compensation for the named executive officers. The Compensation Committee makes compensation recommendations to the Board concerning the amount and the form of executive and director compensation. The independent directors of the Board determine the compensation. The Compensation Committee has authority to retain consultants and advisors, which it does periodically. The Compensation Committee used a compensation consultant in 2011, 2012 and 2013. The Compensation Committee first retained Frederic W. Cook & Co., Inc. ("F.W. Cook") in July 2011 to provide the Compensation Committee with independent, objective analysis and professional opinions on executive compensation matters.

F.W. Cook was independent, reported directly to the Chair of the Compensation Committee and performed no other work for the Company. During 2011, F.W. Cook assisted the Compensation Committee in its review of the total compensation program, including gathering and analyzing market data for compensation paid for similar positions at companies with which the Company competes for executive talent. F.W. Cook also provided input on marketplace trends and best practices relating to competitive pay levels, as well as developments in regulatory and technical matters. During 2012, F.W. Cook continued to review and monitor our executive compensation programs. During 2013, F.W. Cook provided an update on trends in director compensation.

The Compensation Committee may delegate any of its authorities to a sub-committee but has not done so to date. The Compensation Committee considers input from the executive officers concerning executive and other compensation but is not required to do so. The Compensation Committee met five times during 2013. The functions of the Compensation Committee are detailed at length in its charter, which may be viewed on the Company's website (www.westbankstrong.com) under Investor Relations, Corporate Governance. Additional details about the Compensation Committee's processes and procedures are discussed in the Compensation Discussion and Analysis below.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee members are Kaye R. Lozier, Chair, Frank W. Berlin, George D. Milligan and Robert G. Pulver, all of whom are considered "independent" as defined by Nasdaq listing requirements. As required by the Nominating and Corporate Governance Committee's charter, the members of the Nominating and Corporate Governance Committee are elected annually by the independent directors of the Board. During 2013, the Nominating and Corporate Governance Committee met five times.  The Nominating and Corporate Governance Committee makes recommendations to the Board regarding the composition and structure of the Board and nominations for election of directors, including the director nominees proposed in this proxy statement.  It develops policies and processes regarding principles of corporate governance in order to ensure the Board's compliance with its fiduciary duties to the Company and its stockholders.  The Nominating and Corporate Governance Committee will consider for nomination at the 2015 Annual Meeting, as part of its nomination process, any director candidate recommended by a stockholder who follows the procedures shown under the heading 2015 Stockholder Proposals below.

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The Nominating and Corporate Governance Committee follows the process described below when identifying and evaluating nominees to the Board:

Procedures for identifying candidates:

a)	Review current directors of the Company;

b)	Review current directors of West Bank;

c)	Solicit input from existing directors and executive officers; and

d)	Review submissions from shareholders, if any.

The following criteria will be considered when evaluating nominee candidates:

a)	Composition

The Board should be composed of:

1.	Directors chosen with a view of bringing to the Board a variety of experiences and backgrounds;

2.	Directors who have high-level managerial experience or are accustomed to dealing with complex challenges; and

3.
Directors who will represent the best interests of the stockholders as a whole rather than special interest groups or constituencies while also taking into consideration the assessment of the overall composition and needs of the Board.

A majority of the Board's directors shall be independent directors under the criteria for independence created by the SEC and Nasdaq. The Nominating and Corporate Governance Committee has historically considered diversity in its director nomination process. The Nominating and Corporate Governance Committee will continue to consider diversity in its nominating process by looking for differences of viewpoint, professional experience, education, skills, and other individual qualities and attributes as well as characteristics such as race, gender and national origin.

b)	Selection Criteria

In considering possible candidates for nomination as a director, the Nominating and Corporate Governance Committee consider the following general guidelines and criteria:

1.
Each director should be of the highest character and integrity, have experience at or demonstrated understanding of strategy/policy setting, and have a reputation for working constructively with others;

2.	Each director should have sufficient time available to devote to the affairs of the Company in order to carry out the responsibilities of a director;

3.	Each director should be free of any conflict of interest that would interfere with the proper performance of the responsibilities of a director; and

4.
The Chief Executive Officer is expected to be a director.  Other members of senior management may be nominated to be directors, but Board membership is not necessary or a prerequisite for senior executive positions.

The Nominating and Corporate Governance Committee evaluates all candidates in the same way, reviewing the aforementioned factors, among others, regardless of the source of such candidate, including stockholder recommendation. Because of this, there is no separate policy with regard to consideration of candidates recommended by stockholders.

The functions of the Nominating and Corporate Governance Committee are detailed at length in its charter, which may be viewed on the Company's website (www.westbankstrong.com) under Investor Relations, Corporate Governance.

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Audit Committee Report

The incorporation by reference of this proxy statement into any document filed with the SEC by the Company shall not be deemed to include the following report unless such report is specifically stated to be incorporated by reference into such document.

The Audit Committee hereby states as follows:

•	It has reviewed and discussed the audited financial statements as of and for the year ended December 31, 2013, with management;

•
It has discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as amended, (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board (the "PCAOB") in Rule 3200T;

•
It has received the written disclosures and the letter from our independent accountant, McGladrey LLP, required by applicable requirements of the PCAOB regarding the independent accountant's communications with the Audit Committee concerning independence and has discussed with the independent accountant the independent accountant's independence;

•
Based on the review and discussions referred to immediately above, it recommended to the Board that the audited financial statements be included in the Company's annual report on Form 10-K for the year ended December 31, 2013, for filing with the SEC;

•	It has reviewed and approved or ratified all related-party transactions between the Company and its directors; and

•	The Board has approved the Audit Committee Charter.

The undersigned members of the Audit Committee have submitted this report.

James W. Noyce, Chair
Joyce A. Chapman
George D. Milligan
Lou Ann Sandburg
Philip Jason Worth

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are identified above. No Compensation Committee members have ever been officers or employees of the Company or West Bank. No executive officer served as a director or member of the compensation committee of any other entity whose directors or executive officers served as a member of our Board or a member of the Compensation Committee.

Compensation Committee Report

The incorporation by reference of this proxy statement into any document filed with the SEC by the Company shall not be deemed to include the following report unless such report is specifically stated to be incorporated by reference into such document.

The Compensation Committee hereby states as follows:

•	It has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with management, and

•	Based on the review and discussion referred to immediately above, it recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

The undersigned members of the Compensation Committee have submitted this report.

Steven K. Gaer, Chair
Frank W. Berlin
Thomas A. Carlstrom
Michael J. Gerdin
Robert G. Pulver

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Nominating and Corporate Governance Committee Report

During 2013, the Nominating and Corporate Governance Committee reviewed the composition of the existing Board giving specific attention to the questions of the desirable size of the Board and how many insiders should be on the Board. Based on its review of these questions, the Nominating and Corporate Governance Committee decided to recommend retaining the size of the Board at 14 directors. In addition, the Nominating and Corporate Governance Committee decided that it was in the best interest of the stockholders to continue the model of having only one member of management, the Chief Executive Officer, on the Board in order to clearly differentiate the roles of the Board and management.

The Nominating and Corporate Governance Committee also evaluated the qualifications and performance of each of the current members of the Board. In its evaluation, the Nominating and Corporate Governance Committee compared each of the current directors to the qualifications and characteristics of a director set forth in the Nominating and Corporate Governance Committee's charter.  The Nominating and Corporate Governance Committee then polled each director to determine his or her willingness to stand for re-election and determined that each was willing to continue service.  The Nominating and Corporate Governance Committee did not receive any stockholder recommendations for 2014 director nominees. No third party was retained, in any capacity, to provide assistance in either identifying or evaluating potential director nominees for 2014.

Based on the foregoing, the Nominating and Corporate Governance Committee recommended to the Board that Frank W. Berlin, Thomas A. Carlstrom, Joyce A. Chapman, Steven K. Gaer, Michael J. Gerdin, Kaye R. Lozier, Sean P. McMurray, David R. Milligan, George D. Milligan, David D. Nelson, James W. Noyce, Robert G. Pulver, Lou Ann Sandburg, and Philip Jason Worth should be nominated for re-election to the Board at the Annual Meeting. The Board accepted this recommendation.

During 2013, the Nominating and Corporate Governance Committee reviewed its charter and minor changes were recommended to the Board, which the Board implemented.  The charter may be reviewed on the Company's website (www.westbankstrong.com) under Investors Relations, Corporate Governance.

The undersigned members of the Nominating and Corporate Governance Committee have submitted this report.

Kaye R. Lozier, Chair
Frank W. Berlin
George D. Milligan
Robert G. Pulver

Executive Officers of the Company

The following table sets forth summary information about the current executive officers of the Company.

Name	Age	Position with the Company or West Bank
Douglas R. Gulling	60	Executive Vice President and Chief Financial Officer of the Company; Director and Chief Financial Officer of West Bank
David D. Nelson	53	Director, Chief Executive Officer and President of the Company; Chairman and Chief Executive Officer of West Bank
Harlee N. Olafson	56	Executive Vice President and Chief Risk Officer of the Company; Director, Executive Vice President and Chief Risk Officer of West Bank
Brad L. Winterbottom	57	Executive Vice President of the Company; Director and President of West Bank
The executive officers of the Company are elected on an annual basis by the Board of Directors.  An executive officer may be removed by the Board of Directors, whenever in its judgment, the best interests of the Company will be served thereby.

The principal occupation or business and experience of the executive officers of the Company and West Bank for the past five years are set forth below.

Douglas R. Gulling is Executive Vice President (since 2004) and Chief Financial Officer (since 2001) of the Company.  He was a member of the Company's Board from 2009 through April 2011. He also serves as a director (since 2005) and Chief Financial Officer (since 2002) of West Bank.  Mr. Gulling is a Certified Public Accountant (inactive) and has been employed in the banking industry since 1979.

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David D. Nelson is Chief Executive Officer and President of the Company and Chairman and Chief Executive Officer of West Bank (since 2010).  Mr. Nelson is a member of the Company's Board (since 2010). Mr. Nelson has more than 28 years of experience in commercial banking.  He most recently was President, Southeast Minnesota Business Banking and President, Wells Fargo Bank Rochester in Rochester, Minnesota.  He has a strong background in customer relationship building, credit and leadership development.

Harlee N. Olafson is Executive Vice President and Chief Risk Officer of the Company and of West Bank (since 2010). He also serves as a director of West Bank (since 2011). Mr. Olafson has more than 34 years of experience in commercial banking. Prior to joining the Company, he was President, Southern Minnesota Business Banking and President, Wells Fargo Bank Mankato in Mankato, Minnesota. He has strong business development, credit and team building backgrounds.

Brad L. Winterbottom is Executive Vice President of the Company (since 2006) and director and President (since 2000) of West Bank.  He was a director of the Company's Board from 2009 through April 2011. He joined West Bank in 1992 and has served as an executive and policy maker since 1998.  He has extensive experience in commercial lending and loan portfolio administration and knowledge of the Central Iowa business community.  Mr. Winterbottom has been employed in the banking industry since 1981.

2013 Director Compensation

The directors of the Company received an annual retainer of $8,000, payable quarterly. Committee chairpersons received an additional $500 per quarter. Directors also received $500 per regular meeting (Board and committee). Members of the Audit Committee received $600 per Audit Committee meeting. Mr. David Milligan also received a monthly fee of $5,000 for his service as Chairman of the Board. He maintains an office at the Company's headquarters and works regular office hours on Board matters. Directors of the Company who also served as directors of West Bank received fees of $500 for each West Bank Board meeting attended (10 meetings held) plus an annual retainer of $6,500, and $500 for each committee meeting attended. On April 25, 2013, each director was granted a restricted stock unit award with respect to 1,000 shares of the Company's common stock. It is anticipated that annual directors' fees going forward will include an annual grant of restricted stock units. Messrs. Nelson, Gulling, Olafson and Winterbottom do not receive directors fees, including the restricted stock units granted to directors.

The following table sets forth all compensation earned or paid to our directors for services rendered in the fiscal year ended December 31, 2013.

Name	Fees Earned or Paid in Cash by Company ($)	Fees Earned or Paid in Cash by West Bank ($)	Stock Awards ($) (1)	Total ($)
Frank W. Berlin	$16,000	$18,000	$10,888	$44,888
Thomas A. Carlstrom	13,000	18,500	10,888	42,388
Joyce A. Chapman	15,400	13,500	10,888	39,788
Steven K. Gaer	16,500	15,500	10,888	42,888
Michael J. Gerdin	8,333	8,333	10,888	27,554
Kaye R. Lozier	15,500	15,500	10,888	41,888
Sean P. McMurray	7,833	9,333	10,888	28,054
David R. Milligan	71,000	20,000	10,888	101,888
George D. Milligan	15,300	18,000	10,888	44,188
James W. Noyce	17,900	14,000	10,888	42,788
Robert G. Pulver	15,500	16,000	10,888	42,388
Lou Ann Sandburg	17,600	14,000	10,888	42,488
Philip Jason Worth	8,033	15,000	10,888	33,921

(1)
The amounts set forth in the "Stock Awards" column reflect the grant date fair value of restricted stock units awarded on April 25, 2013, valued in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718. Each nonemployee director was granted 1,000 restricted stock units which have a vesting date of April 24, 2014. These were the only outstanding nonemployee director equity awards as of December 31, 2013.

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Security Ownership of Certain Beneficial Owners and Executive Officers

The following table contains the shares of the Company's common stock beneficially owned by each director and named executive officer listed in the Summary Compensation Table, and all directors and executive officers of the Company and subsidiary (including named executive officers) as a group.  The ownership information is as of February 20, 2014.

Name	Shares Beneficially Owned (1) (2)	Percent of Total Shares Outstanding
Frank W. Berlin	51,444	*
Thomas A. Carlstrom (3)	41,585	*
Joyce A. Chapman (4)	28,812	*
Steven K. Gaer	2,588	*
Michael J. Gerdin	—	*
Douglas R. Gulling	24,713	*
Kaye R. Lozier	3,608	*
Sean P. McMurray	7,300	*
David R. Milligan	28,000	*
George D. Milligan	8,088	*
David D. Nelson	55,054	*
James W. Noyce	3,588	*
Harlee N. Olafson	11,633	*
Robert G. Pulver (5)	91,347	*
Lou Ann Sandburg	2,188	*
Brad L. Winterbottom (6)	25,791	*
Philip Jason Worth	294	*
Executive officers and directors as a group (17 persons)	386,033	2.42%
*Indicates less than 1% ownership of outstanding shares.

(1)
Shares “beneficially owned” include shares owned by or for, among others, the spouse and/or minor children of the named individual and any other relative who has the same home address as such individual, as well as other shares with respect to which the named individual has or shares voting or investment power.  Beneficial ownership may be disclaimed as to certain of the shares.

(2)
Except as otherwise indicated in the following notes, each named individual owns his or her shares directly, or indirectly through a self-directed IRA or the Company's Employee Savings and Stock Ownership Plan, and has sole investment and voting power with respect to such shares.

(3)	Includes Dr. Carlstrom's shares held in his spouse's name. Dr. Carlstrom disclaims any beneficial ownership of 3,000 shares held in his spouse's name.

(4)	Includes Mrs. Chapman's shares held in her spouse's name. Mrs. Chapman disclaims any beneficial ownership of 28,224 shares held in her spouse's name.

(5)	Includes Mr. Pulver's shares held in his spouse's name. Mr. Pulver disclaims any beneficial ownership of 6,614 shares held in his spouse's name.

(6)	Includes Mr. Winterbottom's shares held in his spouse's name. Mr. Winterbottom disclaims any beneficial ownership of 6,500 shares held in his spouse's name.

Other Beneficial Owners

The following table sets forth certain information on each person known to the Company to be the beneficial owner of more than 5% of the Company's common stock. The ownership information is as of February 20, 2014.

Name and Address	Shares Beneficially Owned	Percent of Total Shares Outstanding
The Jay Newlin Trust 6165 NW 86th Street Johnston, IA 50131	1,041,952	6.52%

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Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that the Company's directors and executive officers and persons who own more than 10% of the Company's common stock file initial reports of ownership and reports of changes of ownership with the SEC and Nasdaq. Reporting persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. The Company has not received any Section 16(a) form indicating that any one person owns more than 10% of the Company's stock and the Company does not know of any one stockholder who owns more than 10% of the Company's stock. Based solely on its review of the copies of Section 16(a) forms received from its directors and executive officers and written representations that no other reports were required, the Company believes that all Section 16(a) reports applicable to its directors and officers during 2013 were on a timely basis.

Change in Control Agreements

The Company does not know of any arrangements or pledges that would result in a future change in control of the Company.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) provides information about our compensation objectives and policies for our named executive officers and explains the structure and rationale of the various compensation elements. Our CD&A is organized as follows:

•	Overview and Executive Summary. Background context and highlights are provided to put the overall disclosure in perspective.

•
Objectives of Our Compensation Program. The objectives of our executive compensation program are based on our business model and the competitive pressures we face in attracting and retaining executive talent. We structure our executive compensation program to reflect our compensation philosophy and related operating principles.

•	Elements of Compensation. The key components of our compensation program are base salary, annual bonuses and equity awards, with emphasis on tying executive compensation to performance.

•	Compensation Process. Our executive compensation programs are regularly reviewed to ensure the needs of the Company, West Bank and our stockholders are being met.

•	Analysis of 2013 Compensation. Decisions on 2013 compensation are analyzed and explained in the context of our compensation objectives and performance.

•
Regulatory Considerations. We describe the impact of guidance established by the Federal Deposit Insurance Corporation (the "FDIC") and other bank regulatory agencies, in addition to various other regulatory requirements, on our decisions regarding our executive compensation.

•	Share Ownership and Retention Guidelines. Our named executive officers maintain a significant equity interest in our Company pursuant to our ownership and retention guidelines.

•	Insider Trading Policy. The Company has an insider trading policy in place which is applicable to our named executive offices.

Overview and Executive Summary

Business Overview.

The Company, through West Bank, provides lending, deposit and trust services for individuals and businesses. We offer competitive commercial and personal banking products and are committed to providing superior customer service. We place a high priority on community service and are actively involved with many civic and community projects in the communities where we conduct business. We operate in an intensely competitive and uncertain business environment. From a business perspective, not only do we compete with numerous companies in our markets for customers, but we also compete with many different types and sizes of organizations for senior leadership capable of executing our business strategies. Among other challenges, our business model requires experienced leaders with banking and operational expertise who are capable of taking on high levels of personal responsibility in an ever-evolving banking industry and economy.

Financial and Operational Performance.

The fiscal year ended December 31, 2013 was a good year for the Company and West Bank in which we believe we achieved our goal of financial performance in the top quartile of our benchmarking peer group. Highlights of 2013 performance include:

•	Return on average assets: 1.17%

•	Return on average equity: 13.22%

•	Efficiency ratio: 52.55%

•	Texas ratio: 7.69%

In addition, the Company's profitability as measured by return on average assets and return on average equity put us in the top quartile of banks with assets between $1 billion and $3 billion (according to the September 2013 Bank Holding Company Performance Report). The Company was also recognized by the investment banking firm, Sandler, O'Neill + Partners, L.P., as one of the top 31 community banks in the United States and was ranked 24th out of 187 bank holding companies with assets between $1 billion and $5 billion based on profitability, asset quality and capitalization by the magazine Bank Director.

Overview of Our Executive Compensation Programs.

The Company and West Bank share an executive management team. The members of the executive management team, consisting of our named executive officers, are compensated by West Bank rather than the Company. The compensation packages of our named executive officers are determined and approved by the Compensation Committee based on their performance and roles for both the Company and West Bank.

The Company and West Bank are committed to paying for performance. This commitment is reflected by the significant amount of our named executive officers' compensation that is provided through performance-based programs. Our executive compensation programs evolve and are adjusted over time to support the business goals of the Company and West Bank and to promote both near- and long-term profitable growth. Total compensation for each named executive officer varies with performance in achieving financial and nonfinancial objectives.

Say-on-Pay

We received approximately 95% of votes cast in support of executive compensation during the 2013 annual stockholders’ meeting. The Company, the Board and the Compensation Committee pay careful attention to communications received from stockholders regarding executive compensation, including the results of these nonbinding, advisory votes. The Compensation Committee considered the results of the advisory vote, but not for specific 2013 compensation decisions. The Compensation Committee believes that the vote reflects our stockholders’ agreement with our compensation philosophy and the manner in which we compensate our named executive officers. As such, the Compensation Committee did not alter our compensation philosophy for 2013 as a result of the 2013 vote.

Objectives of Our Compensation Program

The goal of our compensation program is to create superior long-term value for our investors by attracting, motivating and retaining outstanding employees who serve our customers while also generating financial performance that is better than our competitors. Our compensation program for executives is based on our business needs and challenges in creating stockholder value. To support the achievement of our business strategies and goals, we strive to:

•	Pay for performance;

•	Tie equity compensation to long-term value creation for our stockholders;

•	Align executives' financial interests with those of our stockholders;

•	Support the Company's values, strategy and development of employees;

•	Foster a team approach among top executives;

•	Attract, retain and align leaders capable of delivering superior business results;

•	Provide competitive cash compensation and benefit opportunities; and

•	Adhere to the highest legal and ethical standards.

Elements of Compensation

Our executive compensation program consists of several elements, each with an objective that fits into our overall compensation program. The following overview explains the structure and rationale of the elements of compensation used for 2013.
Base Salary

We consider base salary a tool to provide executives with a reasonable level of fixed income relative to their level of responsibility. The Compensation Committee reviews each named executive officer's base salary annually, as well as at the time of a promotion or other change in responsibility. Base salaries are established and adjusted using criteria that include the level of responsibility for the position, base salary data for other internal positions, and base salaries for similar positions within our peer group.

Annual Incentive Bonus

Annual cash bonuses are an important piece of total compensation for our named executive officers as they support and encourage the achievement of our business goals and strategies by tying a meaningful portion of compensation to financial results for the year as compared to internal and external standards. Maximum bonus opportunities are capped to avoid encouraging excessive risk-taking and to avoid any focus on maximizing short-term results at the expense of long-term soundness.

Annual bonuses for named executive officers for 2013 will be determined based on quantitative and qualitative analyses performed by the Compensation Committee in 2014. The quantitative analysis, as further described in the next paragraph, includes the Company's relative performance with respect to four key measures. The qualitative analysis includes any and all items deemed relevant by the Compensation Committee including, for example, regulatory action and changes in dividends. The Compensation Committee may increase or decrease the bonuses indicated from the peer comparison as it sees fit in its discretion, with all determinations by the Committee being final. Positive Company earnings are required for any bonuses to be paid to our named executive officers.

The quantitative analysis has two parts: (1) performance against our peer group in four key areas, and (2) the Company's net profit compared to the prior year. The four key areas (equally weighted) in which we measure our performance against our peer group are return on average assets, return on average equity, efficiency ratio and Texas ratio. These ratios were selected because the Compensation Committee believes they encompass important aspects of our financial performance: earnings, capital levels, expense control and asset quality. Based on our ranking among our peers in each of these key areas, our named executive officers are eligible for a cash bonus payment equal to:

Level	Peer Ranking	% Salary
Maximum	At or Above 75th Percentile	60%
Target	Median	40%
Threshold	25th Percentile	20%
	Below 25th Percentile	—

If our ranking in the peer group falls between any of the listed points, our named executive officers will be eligible for a proportional cash bonus.

Long-Term Stock Incentives

Equity compensation is the other key element of compensation for our named executive officers. We use the West Bancorporation, Inc. 2012 Equity Incentive Plan (the "2012 Plan"), which authorizes various types of long-term incentive awards, in driving the creation of long-term value for our stockholders, attracting and retaining executives capable of effectively executing our business strategies, and structuring compensation to account for the time horizons of risks. Equity compensation supports the achievement of many of our key compensation objectives:

•	Tie pay to performance by linking compensation to stockholder value creation.

•	Align executives' interests with those of our stockholders.

•	Attract executives, particularly those interested in building long-term value for our stockholders, as equity compensation is an element of competitive pay packages for executives.

•	Retain executives and reward continued service by providing for forfeiture of awards prior to satisfaction of multi-year vesting periods.

Retirement Benefits

Our named executive officers are eligible to participate in our Employee Savings and Stock Ownership Plan, which is intended to assist all eligible employees in providing for income and financial security in retirement. Executives participate under the same terms as other eligible employees. During 2013, this plan provided a 100% Company matching contribution on participant deferrals up to 6% of the participant's pay and an additional 4% discretionary Company contribution (in each case subject to applicable IRS limitations on contributions).

Deferred Compensation

The West Bancorporation, Inc. Deferred Compensation Plan (the "Deferred Compensation Plan") was adopted effective as of January 1, 2013, to provide certain individuals with additional deferral opportunities in planning for retirement. The Deferred Compensation Plan is an unfunded, nonqualified deferred compensation plan and provides an opportunity for eligible participants, including the named executive officers, to voluntarily defer receipt of a portion of their cash compensation. Each eligible individual makes his or her own decision with respect to participation in the Deferred Compensation Plan. The Company and West Bank have the right to make discretionary contributions under the Deferred Compensation Plan on behalf of participants, though we currently have no intention of making such contributions. Compensation deferred under the Deferred Compensation Plan will be payable as selected by each participant. In the event of a change in control of the Company, any amounts deferred by a participant will be distributed in a lump sum and any Company contributions will be distributed in accordance with the participant's elections. The Deferred Compensation Plan currently provides for a notional interest rate equal to the Moody's Seasoned Aaa Corporate Bond Rate as in effect as of January 1 of the applicable year. As of January 1, 2014, no individuals had chosen to participate in the Deferred Compensation Plan.

Perquisites and Other Benefits

We have avoided the use of perquisites and other types of noncash benefits emphasizing instead compensation tied to performance. Our named executive officers participate in our employee benefit programs on the same terms as other eligible employees.

Employment Agreements

Employment agreements are in place with each of our named executive officers. We believe employment agreements help us recruit and retain executives with the experience, skills, knowledge and background needed to achieve our business goals and strategy.

Mr. Nelson. Mr. Nelson serves as the President and Chief Executive Officer of the Company and as the Chief Executive Officer of West Bank under his agreement, as well as a member of the Boards of Directors of both entities. The initial term under Mr. Nelson's agreement ends on December 31, 2015, but the agreement renews automatically for one-year terms on January 1, 2015, and on each January 1 thereafter, unless the Board or Mr. Nelson notifies the other party of its intent not to renew. Mr. Nelson is entitled to a minimum annual salary pursuant to the agreement, as well as annual performance bonuses and participation in the Company's benefit plans. Under the agreement, upon an involuntary termination of Mr. Nelson's employment, he will be entitled to severance benefits contingent upon execution of a general release of claims. Mr. Nelson also will be subject to non-compete and non-solicit restrictive covenants following termination of employment.

Messrs. Gulling, Olafson and Winterbottom. Under their respective agreements, Mr. Gulling serves as Executive Vice President and Chief Financial Officer of the Company and Chief Financial Officer of West Bank, Mr. Olafson serves as Executive Vice President and Chief Risk Officer of the Company and West Bank, and Mr. Winterbottom serves as Executive Vice President of the Company and President of West Bank. Each individual also serves as a member of the Board of Directors of West Bank. The initial term under each agreement ends on December 31, 2014, but the agreements renew automatically for one-year terms on January 1, 2014 and on each January 1 thereafter, unless the Board or the named executive officer notifies the other party of its intent not to renew. Messrs. Gulling, Olafson and Winterbottom are entitled to a minimum annual salary pursuant to their agreements, as well as annual performance bonuses and participation in the Company's benefit plans. Under the agreements, upon an involuntary termination of employment, the executive will be entitled to severance benefits contingent upon execution of a general release of claims. Messrs. Gulling, Olafson and Winterbottom also will be subject to non-compete and non-solicit restrictive covenants following termination of employment.

2012 Equity Incentive Plan - Acceleration of Awards

The 2012 Plan provides for possible accelerated vesting of awards granted to all participants, including our named executive officers, in certain circumstances. Unless provided otherwise in the agreements setting forth the terms of the award, vesting will be accelerated for outstanding awards upon a “change in control” of the Company (as defined in the 2012 Plan) if the awards are not assumed or otherwise equitably converted into comparable awards by the acquiring company. If the awards are assumed by the acquiror and a participant's employment is terminated without “cause” or a participant resigns for “good reason,” the participant's awards will become vested (this is what is known as a “double trigger” approach). We adopted this approach, rather than providing for vesting solely upon a change in control (a “single trigger” approach), because we believe the double trigger provides adequate employment protection and reduces, for the stockholders' benefit, potential costs associated with the award transactions. Further, the award agreements generally provide that vesting will be accelerated for outstanding awards upon the respective participant's disability or death.

No Tax Gross-Ups

Under Section 280G of the Internal Revenue Code, an executive may be subject to excise taxes on certain benefits received in relation to a change in control of the Company. While many companies provide excise tax gross-ups to executives to place the executive in the same tax position as if the excise tax did not apply, we do not believe it is appropriate to provide this type of protection to any executive.

Compensation Process

The Compensation Committee has broad discretion in overseeing our compensation programs. It reviews each element of compensation for each of our named executive officers at least once each year and makes a final determination regarding any adjustments to their current compensation structure and levels after considering a number of factors. The Compensation Committee takes into account the scope of the named executive officer's responsibilities, performance and experience, as well as competitive compensation levels in reviewing compensation. During the annual review process, the Compensation Committee also reviews our full-year financial results against other banking organizations and reviews the structure of our compensation programs relative to sound risk management.

The primary considerations in making executive compensation decisions are:

•	Key financial measurements;

•	Strategic initiatives related to our business;

•	Achievement of specific operational goals relating to the executive's area of oversight;

•	Compensation of other Company executives; and

•	Compensation of peer group executives.

Consulting Assistance

Under its charter, the Compensation Committee has the authority to retain its own compensation consultants. In July 2011, the Compensation Committee retained F.W. Cook to provide the Compensation Committee with independent, objective analysis and professional opinions on executive and director compensation matters. F.W. Cook is independent, reports directly to the Chair of the Compensation Committee, and performs no other work for the Company other than assisting the Committee in the review of the total compensation program, including gathering and analyzing market data for compensation paid for similar positions at companies with which we compete for executive talent, and for director compensation. F.W. Cook also provides input on marketplace trends and best practices relating to competitive pay levels, as well as developments in regulatory and technical matters. During 2012, the Compensation Committee retained F.W. Cook to continue to review and monitor our executive compensation program in light of trends in market practice, regulatory developments and internal considerations. In 2013, F.W. Cook provided an update on trends in director compensation.

The Compensation Committee does not believe it is necessary to have an independent compensation consultant review executive compensation every year. The Committee anticipates its next independent consultant review will take place in the second half of 2014.

Role of Executive Officers

As requested by the Compensation Committee, various members of management facilitate the Committee's consideration of compensation for our named executive officers by providing information for the Committee's review. This includes, among other items, financial results and analysis, performance evaluations, compensation provided to our named executive officers, technical and regulatory considerations, and input on program design and possible modifications.

Market Benchmarking

Market pay practices are one of many factors we consider in setting executive pay levels and designing compensation programs. Information on pay levels and practices is gathered for a group of publicly traded companies selected based on their business focus, scope and location of operations, size and other considerations. The Company's peer group consisted of 16 financial institutions at the beginning of 2013, but two companies were acquired in the fourth quarter of 2013. Listed below are the remaining 14 companies that were jointly selected by our consultant and management and approved by the Compensation Committee. The Company is in the middle of the group in terms of size.

BankFinancial Corporation	Horizon Bancorp	MutualFirst Financial, Inc.
Baylake Corp.	Isabella Bank Corporation	NASB Financial, Inc.
Firstbank Corporation	Macatawa Bank Corporation	Pulaski Financial Corp.
First Mid-Illinois Bancshares, Inc.	Mercantile Bank Corporation	QCR Holdings, Inc.
Hills Bancorporation	MidWestOne Financial Group, Inc.

The companies in the group are reviewed and evaluated on a periodic basis.

Analysis of 2013 Compensation

Consistent with our philosophy of linking compensation to performance, the compensation for our named executive officers in 2013 was based on our business results. This section discusses the compensation actions that were taken in 2013 for our named executive officers, as detailed further below.

Base Salary

Salaries for our named executive officers for 2013 were unchanged from 2012 as follows: Mr. Nelson - $350,000; Mr. Gulling - $247,000; Mr. Olafson - $247,000; and Mr. Winterbottom - $247,000. Salaries for 2014 will remain at 2013 levels.

Annual Incentive Bonus

For 2013, the maximum bonus percentage for our named executive officers was 60% of base salary in light of market practices, the Company's performance, and the continuing development of the executive team.

Based on September 30, 2013 data, we believe Company results likely will be at or above the 75th percentile of our peer group. As such, we believe our named executive officers will be eligible to receive a cash bonus with respect to 2013. However, because the ultimate amount of the cash bonus is based on the Company's performance compared to that of the peer group for the entire year and the Committee's qualitative analysis, the amount of the cash bonus payments will not be known until after the peer group institutions have reported their financial results for 2013. Due to higher than expected miscellaneous operational losses in 2013, cash bonuses for our named executive officers will be reduced by 10% of the calculated amount. See footnote 4 of the Summary Compensation Table on page 27 for the anticipated cash bonus amount.

Long-Term Stock Incentives

The Compensation Committee granted 10,000 restricted stock units to each of our named executive officers in March 2013 that vest in annual installments tied to continued service over five years. This grant was intended to be part of a broader annual award program with awards again anticipated in 2014. This approach is designed to align executives' interests with the interests of stockholders, provide a long-term planning horizon, mitigate excessive risk-taking, and retain participants by providing a compensation package that is competitive.

Regulatory Considerations

As a publicly traded financial institution, the Company must contend with several often overlapping layers of regulations when considering and implementing compensation-related decisions. These regulations do not set specific parameters within which compensation decisions must be made, but do require the Company and the Compensation Committee to be mindful of the risks that often go hand-in-hand with compensation programs designed to incentivize the achievement of better than average performance. While the regulatory focus on risk assessment has been heightened over the last several years, the incorporation of general concepts of risk assessment into compensation decisions is not a recent development.

Under its long-standing Interagency Guidelines Establishing Standards for Safety and Soundness, the Federal Deposit Insurance Corporation (the "FDIC") has held that excessive compensation is prohibited as an unsafe and unsound practice. In describing a framework within which to make a determination as to whether compensation is to be considered excessive, the FDIC has indicated that financial institutions should consider whether aggregate cash amounts paid, or noncash benefits provided, to employees are unreasonable or disproportionate to the services performed by an employee. The FDIC encourages financial institutions to review an employee's compensation history and to consider internal pay equity, and, as appropriate, to consider benchmarking compensation to peer groups. Finally, the FDIC provides that such an assessment must be made in light of the institution's overall financial condition.

In the summer of 2010, the various financial institution regulatory agencies worked together to issue additional guidance, Guidance on Sound Incentive Compensation Policies, that was, in many respects, intended to serve as a complement to the Safety and Soundness standards. As its title would imply, the joint agency guidance sets forth a framework for assessing the soundness of incentive compensation plans, programs, and arrangements maintained by financial institutions. The joint agency guidance is narrower in scope than the Safety and Soundness standards because it applies only to senior executive officers and those other individuals who, either alone or as a group, could pose a material risk to the institution. With respect to those identified individuals, the joint agency guidance is intended to focus the institution's attention on balanced risk-taking incentives, compatibility with effective controls, and risk management, with a focus on general principles of strong corporate governance.

Also, once further risk assessment guidelines and procedures, as required under the Dodd-Frank Act, are finalized by the financial institution regulatory agencies and the SEC, the Company expects that it will also be subject to those further guidelines and procedures. However, initial guidance resulting from the Dodd-Frank Act risk assessment guidelines and procedures was issued during 2011 and, in large part that guidance restates the frameworks set forth in the Safety and Soundness standards and joint agency guidance described above.

Finally, in addition to the foregoing, as a publicly traded corporation, the Company is also subject to the SEC's rules regarding risk assessment. Those rules require a publicly traded company to determine whether any of its existing incentive compensation plans, programs, or arrangements creates risks that are reasonably likely to have a material adverse effect on the company. We do not believe that our incentive compensation plans, programs or arrangements create risks that are reasonably likely to have a material adverse effect on the Company.

The Compensation Committee believes that a sensible approach to balancing risk-taking and rewarding reasonable, but not necessarily easily attainable, goals has always been a component of its overall assessment of the compensation plans, programs, and arrangements it has established for the Company's named executive officers. In this regard, the Compensation Committee has revisited the components of the frameworks set forth in the Safety and Soundness standards and the joint agency guidance as an effective tool for conducting its own assessment of the balance between risk and reward built into the Company's compensation programs for named executive officers. In addition, the Committee continues to anticipate final guidance under the Dodd-Frank Act and will be prepared to incorporate into its risk assessment procedures any new guidelines and procedures as may be necessary or appropriate.

In making decisions about executive compensation, in addition to the above, we also consider the impact of other regulatory provisions, including: the provisions of Section 162(m) of the Internal Revenue Code (the "Code") limiting the tax deductibility of certain compensation unless it is considered performance-based; Section 409A of the Code regarding nonqualified deferred compensation; and Section 280G of the Code regarding excise taxes and deduction limitations on golden parachute payments made in connection with a change in control. In making decisions about executive compensation, we also consider how various elements of compensation will impact our financial results. For example, we consider the impact of FASB ASC Topic 718, which requires us to recognize the compensation cost of grants of equity awards based upon the grant date fair value of those awards.

Share Ownership and Retention Guidelines

We believe that our named executive officers and nonemployee directors should have a significant equity interest in the Company. To promote such equity ownership and further align the interests of our executives and directors with our stockholders, we maintain share retention and ownership guidelines that require our named executive officers to hold Company stock in an amount equal to or greater than three times their annual salary, and our directors to hold Company stock in an amount equal to or greater than three times their annual cash retainer. Until the stock ownership guidelines are met, the executives and directors are expected to retain 50% of any applicable shares received (on a net after tax basis) under our equity compensation program. The guidelines are subject to periodic review by the Compensation Committee.

Insider Trading Policy

The Company has had in place for several years an insider trading policy that permits open market transactions in Company stock beginning 48 hours after quarterly earnings have been made public until the 10th day of the third month in the quarter. In addition, our named executive officers may purchase Company stock through payroll deductions under our Employee Savings and Stock Ownership Plan. Changes to purchases under the Employee Savings and Stock Ownership Plan may only be done during the period when open market transactions are permitted. The insider trading policy prohibits any margin and/or hedging transactions involving the Company's securities.

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Summary Compensation Table

The following table provides information concerning compensation earned or paid for services rendered in the year ended December 31, 2013, to our Chief Executive Officer, our Chief Financial Officer and our other most highly compensated executive policymaking officers (of which we had two). These individuals were the Company's named executive officers during 2013. Compensation for 2012 and 2011 is also presented. West Bank, rather than the Company, paid Messrs. Nelson, Gulling, Olafson and Winterbottom in all years shown.

Name and Principal Positions	Year	Salary (1)	Bonus (2)		Stock Awards (3)	Non-Equity Incentive Plan Compensation (4)	All Other Compensation (5)	Total (6)
David D. Nelson	2013	$350,000	$7,000	(7)	$97,253	$—	$25,500	$479,753
President and Chief Executive Officer	2012	350,000	7,000		70,000	210,000	28,832	665,832
of the Company;	2011	275,000	74,250		68,750	—	36,327	454,327
Chairman and Chief Executive
Officer of West Bank

Douglas R. Gulling	2013	$247,000	$4,940	(7)	$97,253	$—	$24,700	$373,893
Executive Vice President and Chief	2012	247,000	4,940		49,400	148,200	30,486	480,026
Financial Officer of the Company;	2011	225,000	49,500		45,000	—	27,010	346,510
Director and Chief Financial Officer
of West Bank

Harlee N. Olafson	2013	$247,000	$4,940	(7)	$97,253	$—	$24,700	$373,893
Executive Vice President and Chief	2012	247,000	4,940		49,400	148,200	30,486	480,026
Risk Officer of the Company;	2011	210,000	88,200		—	—	23,359	321,559
Director, Executive Vice President
and Chief Risk Officer of West Bank

Brad L. Winterbottom	2013	$247,000	$4,940	(7)	$97,253	$—	$24,700	$373,893
Executive Vice President of the	2012	247,000	4,940		49,400	148,200	30,486	480,026
Company;	2011	225,000	49,500		45,000	—	30,229	349,729
Director and President of West Bank

(1)	Amounts reflect base salary earned during the year, before any deferrals, and including salary increases during the year, if any.

(2)	Amounts are shown in the year earned.

(3)
The amounts set forth in the "Stock Awards" column reflect the grant date fair value of awards granted during the year ended December 31, 2013, computed in accordance with FASB ASC Topic 718. The assumptions used in calculating these amounts are set forth in Note 11 to our consolidated financial statements for the year ended December 31, 2013, which is located on pages 88 and 89 of our Annual Report on Form 10-K.

(4)
Annual bonuses for 2013 performance cannot be determined until peer company financial information is available. Based upon our results and the results of our peers as of September 30, 2013, annual bonuses for 2013 are anticipated to be paid out at the following levels: Mr. Nelson - $189,000; Mr. Gulling - $133,380; Mr. Olafson - $133,380; and Mr. Winterbottom - $133,380, which is 10 percent less than the maximum potential amount. The final determination of amounts earned for 2013 will be made after the companies included in the benchmarking peer group have filed their final results for 2013.

(5)
Consists entirely of contributions made by the Company on behalf of the named executive officer to the Company's Employee Savings and Stock Ownership Plan (including 401(k) matches and discretionary plan contributions for 2013).

(6)
If annual bonuses for 2013 are paid out at 90 percent of maximum levels, as reflected in footnote (4) above, the total compensation amounts reflected in this column will be as follows: Mr. Nelson - $668,753; Mr. Gulling - $507,273; Mr. Olafson - $507,273; and Mr. Winterbottom - $507,273.

(7)	Consists of a holiday bonus equal to 2% of annual salary paid to all officers and employees of West Bank.

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Grants of Plan-Based Awards

The following table sets forth information concerning annual cash bonuses and grants of plan-based awards made to our named executive officers during 2013. All restricted stock unit grants reflected in the table were made under the West Bancorporation, Inc. 2012 Equity Incentive Plan.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards
Name	Type of Award	Grant Date	Threshold	Target	Maximum
David D. Nelson	Annual Bonus	—	$70,000	$140,000	$210,000	—	$—
	Restricted Stock Units	03/25/13	—	—	—	10,000	97,253
Douglas R. Gulling	Annual Bonus	—	$49,400	$98,800	$148,200	—	$—
	Restricted Stock Units	03/25/13	—	—	—	10,000	97,253
Harlee N. Olafson	Annual Bonus	—	$49,400	$98,800	$148,200	—	$—
	Restricted Stock Units	03/25/13	—	—	—	10,000	97,253
Brad L. Winterbottom	Annual Bonus	—	$49,400	$98,800	$148,200	—	$—
	Restricted Stock Units	03/25/13	—	—	—	10,000	97,253

Annual Bonuses

Annual bonuses for our named executive officers for 2013 will be based on quantitative and qualitative analyses. The quantitative analysis includes the Company's relative performance against a peer group of other banking organizations. The qualitative analysis will include any and all items deemed relevant by the Compensation Committee including, for example, regulatory action, Company profitability and changes in dividends. The Compensation Committee may increase or decrease the bonuses indicated based on its evaluation of the peer comparison as it deems appropriate in its sole discretion, with all determinations by the Committee being final. Positive Company earnings are required for any bonuses to be paid to our named executive officers. For 2013, the Compensation Committee expects to reduce calculated cash bonus amounts by 10% to reflect higher than expected miscellaneous operational losses in 2013 compared to 2012.

Restricted Stock Units

In March 2013, the Compensation Committee approved equity grants for our named executive officers comprised solely of restricted stock units that vest 20 percent per year subject to continued service.

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Outstanding Equity Awards at Fiscal Year End

The following table sets forth information concerning nonvested restricted stock units held as of December 31, 2013, by our named executive officers. Market values for outstanding restricted stock units are based on the closing price of our stock on December 31, 2013 (the last trading day of the year) of $15.82.

	Stock Awards
Name	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
David D. Nelson	24,836 (1)	$392,906
Douglas R. Gulling	20,047 (2)	317,144
Harlee N. Olafson	14,648 (3)	231,732
Brad L. Winterbottom	20,047 (2)	317,144

(1)
Reflects 8,249 restricted stock units granted on May 17, 2012, which vest fully on May 17, 2014; 6,587 restricted stock units granted on August 1, 2012, which vest in five equal annual installments beginning on the first anniversary of the grant date; and 10,000 restricted stock units granted on March 25, 2013, which vest in five equal annual installments beginning on the first anniversary of the grant date.

(2)
Reflects 5,399 restricted stock units granted on May 17, 2012, which vest fully on May 17, 2014; 4,648 restricted stock units that were granted on August 1, 2012, which vest in five equal annual installments beginning on the first anniversary of the grant date; and 10,000 restricted stock units granted on March 25, 2013, which vest in five equal annual installments beginning on the first anniversary of the grant date.

(3)
Reflects 4,648 restricted stock units granted on August 1, 2012, which vest in five equal annual installments beginning on the first anniversary of the grant date; and 10,000 restricted stock units granted on March 25, 2013, which vest in five equal annual installments beginning on the first anniversary of the grant date.

Option Exercises and Stock Vested

The following table sets forth information for each of our named executive officers regarding vesting of stock awards during the year ended December 31, 2013. None of our named executive officers held any stock options during 2013.

	Stock Awards (1)
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
David D. Nelson	1,646	$23,077
Douglas R. Gulling	1,162	16,292
Harlee N. Olafson	1,162	16,292
Brad L. Winterbottom	1,162	16,292

(1)	Reflects vesting of restricted stock units on August 1, 2013. The closing price of our stock on that date was $14.02.

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Potential Payments Upon Termination or Change in Control
The table below sets forth the estimated amount of compensation payable to each of our named executive officers upon termination of such officer's employment in the event of (1) the officer's disability or death, (2) termination by the Company without cause or by the officer for good reason, in each case other than in connection with a change in control, and (3) termination by the Company without cause or by the officer for good reason, in each case in connection with a change in control. The amounts shown assume the termination was effective as of December 31, 2013, and that the price of Company stock as of termination was the closing price of $15.82 on December 31, 2013 (the last trading day of the year). The actual amounts to be paid can be determined only following the named executive officer's termination. We do not provide any benefits to our named executive officers solely as a result of a change in control.

Name	Type of Payment	Payments Upon Disability or Death	Payments Upon Termination by the Company without Cause or by the Executive for Good Reason-No Change in Control	Payments Upon Termination by the Company without Cause or by the Executive for Good Reason-Change in Control
David D. Nelson	Cash Severance	$200,673	$1,248,173	$1,771,923
	Continuation of Insurance Benefits	—	16,376	16,376
	Acceleration of Stock Awards	392,906	—	392,906
	Total	$593,579	$1,264,549	$2,181,205

Douglas R. Gulling	Cash Severance	$138,100	$504,200	$870,300
	Continuation of Insurance Benefits	—	10,746	16,119
	Acceleration of Stock Awards	317,144	—	317,144
	Total	$455,244	$514,946	$1,203,563

Harlee N. Olafson	Cash Severance	$133,675	$496,775	$859,875
	Continuation of Insurance Benefits	—	10,917	16,376
	Acceleration of Stock Awards	231,732	—	231,732
	Total	$365,407	$507,692	$1,107,983

Brad L. Winterbottom	Cash Severance	$138,100	$504,200	$870,300
	Continuation of Insurance Benefits	—	10,917	16,376
	Acceleration of Stock Awards	317,144	—	317,144
	Total	$455,244	$515,117	$1,203,820

Termination and Change in Control Benefits under Employment Agreement with Mr. Nelson

The Company and Mr. Nelson are parties to an employment agreement with an effective date of July 23, 2012. Mr. Nelson serves as the President and Chief Executive Officer of the Company and as the Chief Executive Officer of West Bank under the agreement, as well as a member of the Board of Directors of both entities. The initial term of Mr. Nelson's agreement ends on December 31, 2015, but the agreement renews automatically for one-year terms on January 1, 2015, and on each January 1 thereafter unless either party gives notice of nonrenewal. Mr. Nelson is entitled to a minimum annual salary of $350,000 pursuant to the agreement, as well as annual performance bonuses and participation in the Company's benefit plans. Under the agreement, the cash severance payment for Mr. Nelson upon disability or death consists of the average bonus paid over the prior two years plus any accrued vacation. Under the agreement, upon a termination of Mr. Nelson's employment by the Company without cause or by Mr. Nelson for good reason, Mr. Nelson will be entitled to severance payments equal to 200% of the sum of his base salary plus annual bonus, payable in 24 equal monthly installments following the date of termination, as well as 18 months of continued medical coverage. If such a termination occurs within six months before or two years following a change in control, Mr. Nelson will be entitled to severance payments equal to 300% of the sum of his base salary plus annual bonus, payable in a lump sum, as well as 18 months of continued medical coverage. All the aforementioned severance benefits are contingent upon Mr. Nelson's execution of a general release of claims. Under the agreement, Mr. Nelson will be subject to 24-month non-compete and non-solicit restrictive covenants following the termination of his employment.

Proxy Statement Table of Contents

Termination and Change in Control Benefits under Employment Agreements with Messrs. Gulling, Olafson and Winterbottom

The Company is a party to employment agreements with each of Messrs. Gulling, Olafson and Winterbottom, with effective dates of July 23, 2012. Under their respective agreements, Mr. Gulling serves as Executive Vice President and Chief Financial Officer of the Company and Chief Financial Officer of West Bank, Mr. Olafson serves as Executive Vice President and Chief Risk Officer of the Company and West Bank, and Mr. Winterbottom serves as Executive Vice President of the Company and President of West Bank. Each individual serves as a member of the Board of Directors of West Bank. The initial term under each agreement ends on December 31, 2014, but the agreements renew automatically for one-year terms on January 1, 2014, and on each January 1 thereafter unless either party gives notice of nonrenewal. Messrs. Gulling, Olafson and Winterbottom are each entitled to a minimum annual salary of $247,000 pursuant to their agreements, as well as annual performance bonuses and participation in the Company's benefit plans. Under the agreements, the cash severance payment upon disability or death consists of the average bonus paid over the two years plus any accrued vacation. Under the agreements, upon a termination of the respective executive's employment by the Company without cause or by the executive for good reason, the executive will be entitled to severance payments equal to 100 percent of the sum of his base salary plus annual bonus, payable in 12 equal monthly installments following the date of termination, as well as 12 months of continued medical coverage. If such a termination occurs within six months before or two years following a change in control, the executive will be entitled to severance payments equal to 200 percent of the sum of his base salary plus annual bonus, payable in a lump sum, as well as 18 months of continued medical coverage. All of the aforementioned severance benefits are contingent upon the respective executive's execution of a general release of claims. Under the agreements, Messrs. Gulling, Olafson and Winterbottom will be subject to 12-month non-compete and non-solicit restrictive covenants following termination of employment (24 months if the termination occurs following a change in control of the Company).

Termination and Change in Control Benefits under 2012 Equity Incentive Plan

All awards under the 2012 Plan then held by the participant will become fully vested immediately if (1) the 2012 Plan and the respective award agreements are not fully assumed in the change in control or (2) the 2012 Plan and the respective award agreements are fully assumed in the change in control and the participant incurs a termination of service by the Company or a subsidiary without cause or by the participant for good reason.

Further under the 2012 Plan, all restricted stock units generally will become fully vested upon the participant's termination of service due to the participant's disability or the participant's death.

Proxy Statement Table of Contents

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee approved McGladrey LLP, an independent registered public accounting firm, as the principal accountant for the Company for the fiscal year ended December 31, 2014.  McGladrey LLP will conduct the audit of the Company and its subsidiary for 2014.  McGladrey LLP was also the Company's principal accountant and performed the audit in 2013.

A representative from McGladrey LLP will be present at the Annual Meeting.  The representative will have the opportunity to make a statement and will be available to respond to appropriate questions from stockholders.

Audit Fees

During the period covering the fiscal years ended December 31, 2013 and 2012, McGladrey LLP performed the professional services listed in the following table.

	2013	2012
Audit fees (1)	$251,000	$248,345
Audit-related fees (2)	24,000	27,500
Tax fees (3)	8,090	12,270
All other fees (4)	431	2,313
Total	$283,521	$290,428

(1)
Audit fees represent fees for professional services provided for the audit of the Company's annual financial statements, review of the Company's quarterly financial statements in connection with the filing of current and periodic reports, Federal Housing Administration compliance audit, and reporting on internal controls in accordance with Section 404 of Sarbanes-Oxley.

(2)	Audit-related fees represent the audit of the Company's Employee Savings and Stock Ownership Plan.

(3)	Tax fees represent fees for professional services related to tax compliance, which included review of tax returns and advice on certain tax issues.

(4)	All other fees represent fees for consulting on Sharepoint.

The Audit Committee considered whether the non-audit services provided to the Company by McGladrey LLP are compatible with maintaining McGladrey LLP's independence and concluded that the independence of McGladrey LLP is not compromised by the provision of such services. The Audit Committee pre-approves all audit services and permitted non-audit services, including the fees and terms of those services, to be performed for the Company by its independent registered public accounting firm prior to engagement.

GENERAL MATTERS

Certain Relationships and Related Transactions

Certain directors of the Company have direct and indirect material interests in loans made by West Bank.  All the loans were made in West Bank's ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with other persons not related to West Bank or the Company, and did not involve more than the normal risk of collectability or present other unfavorable features.  None of the loans have been classified as nonaccrual, past due, troubled debt restructured or potential problem loans. The Board considered these loans when considering the independence of its directors and determined that such loans did not prevent the relevant directors from being able to serve as independent directors.

The Audit Committee's charter requires the Audit Committee to review and approve all related-party transactions that must be disclosed.  All transactions between the Company or its subsidiaries and any related person, including loans made by West Bank involving $120,000 or more, are reviewed to determine whether all material facts of the transaction are known to the Audit Committee, the transaction complies with known legal requirements, and the transaction is fair to the Company and West Bank.  The Audit Committee completed the required review of the fiscal year 2013 related-party transactions, and all transactions were approved and ratified.

Proxy Statement Table of Contents

2015 Stockholder Proposals

Any proposal which a stockholder intends to present at the 2015 annual meeting of stockholders must be received by the Company by November 5, 2014, in order to be eligible for inclusion in the Company's proxy statement and proxy card relating to such meeting, unless the date of the 2015 annual meeting is changed by more than 30 days from April 23, 2015, in which case the proposal must be received a reasonable time before the Company begins to print and send its proxy materials for the 2015 annual meeting. Upon timely receipt of any such proposal, the Company will determine whether to include such proposal in the proxy statement and proxy in accordance with applicable SEC regulations governing stockholder proposals and the solicitation of proxies.

Stockholders wishing to recommend names of individuals for possible nomination to the Board may do so according to the following procedures:

1.	Contact Alice A. Jensen, Corporate Secretary, at the address below to obtain the Board Membership Criteria established by the Board.

2.	Provide Ms. Jensen with a typewritten recommendation naming the proposed candidate and specifically explaining how the candidate meets the criteria adopted by the Board.

3.	Submit the recommendation to Ms. Jensen no later than November 5, 2014, which is 120 days prior to the expected proxy mailing date.

4.
Prove the person making the recommendation is a Company stockholder who owns shares with a market value of at least $2,000 and who has held those shares for at least one year at the time the submission is made.

5.	If the person being recommended is aware of the submission, he or she must sign a statement so indicating.

6.	If the person being recommended is not aware of the submission, the submitter must explain why.

The written submission must be mailed or hand delivered to:

Ms. Alice A. Jensen
Corporate Secretary
West Bancorporation, Inc.
1601 22nd Street
West Des Moines, Iowa 50266

Stockholder Communications

It is the general policy of the Board that management speaks for the Company.  To the extent stockholders wish to communicate with a Company representative, they may do so by contacting Douglas Gulling, Executive Vice President and Chief Financial Officer, 1601 22nd Street, West Des Moines, Iowa 50266.  Mr. Gulling may be reached by telephone at 515-222-2300 or by email at dgulling@westbankstrong.com.

The Company has a process for stockholders to send communications to the Board or any of its individual members.  Any stockholder wishing to communicate with one or more Board members should address a written communication to Mr. Gulling at one of the addresses noted above.  Mr. Gulling will forward all appropriate stockholder communications to the full Board or its individual members as appropriate. Mr. Gulling will generally not forward communications that are primarily commercial in nature or related to an improper or irrelevant topic.

Form 10-K

The Company has included a copy of its annual report on Form 10-K for the year ended December 31, 2013, as filed with the SEC, with this proxy statement.  A request for an additional copy should be directed to Alice A. Jensen, Corporate Secretary, West Bancorporation, Inc., 1601 22nd Street, West Des Moines, Iowa 50266 or by calling 515-222-2300. The Company's Form 10-K will also be available on the SEC's website at www.sec.gov, and through a link at the Investor Relations, SEC Filings section of the Company's website (www.westbankstrong.com).

Proxy Statement Table of Contents

Delivery of Documents to Stockholders Sharing an Address

In some instances, only one annual report or proxy statement is being delivered to two or more stockholders who share an address.  The Company will promptly deliver additional copies of its proxy statement, summary annual report, and the annual report on Form 10-K to any stockholder who makes such a request.  Any stockholder who wishes to receive separate copies of these documents in the future may notify Alice A. Jensen, Corporate Secretary, at 1601 22nd Street, West Des Moines, Iowa 50266, or by calling 515-222-2300.  Alternatively, any stockholders sharing an address who are receiving multiple copies of these documents may also notify Ms. Jensen to request delivery of only one copy.

By Order of the Board of Directors,

/s/ Alice A. Jensen

Alice A. Jensen
Secretary
West Bancorporation, Inc.
March 6, 2014

West Bancorporation, Inc.
Annual Meeting of Stockholders Thursday, April 24, 2014 4:00 p.m. 1601 22nd Street West Des Moines, Iowa

Voter Control Number

Proxy Number

		Account Number		Shares

You may vote by:		If choosing one of these options, sign & date card below.
INTERNET proxy.ilstk.com	May vote until 11:59 p.m. CST one day prior to meeting date. (DO NOT return card if voting by internet)	MAIL		Make individual selections or
		Return in the		check one of the two boxes below
envelope provided.
SCAN & E-MAIL	info@ilstk.com (must sign and date below)	(Allow 10 days	☐	With the Board of Directors on all
		for mail delivery)		Proposals
FAX	630.480.0641 (must sign and date below)			OR
			☐	Against the Board of Directors on all
Proposals

NUMBER OF PERSONS ATTENDING

WEST BANCORPORATION, INC., WEST DES MOINES, IOWA
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON APRIL 24, 2014
The undersigned hereby appoints David R. Milligan and David D. Nelson, or either of them, the undersigned's attorneys and proxies, with full power of substitution, to vote all shares of common stock of West Bancorporation, Inc. which the undersigned is entitled to vote as of the record date, February 20, 2014, as fully as the undersigned could do if personally present, at the Annual Meeting of Stockholders of said corporation to be held in the David L. Miller Conference Center at the headquarters of the Company, located at 1601 22nd Street, West Des Moines, Iowa, on Thursday, April 24, 2014, at 4:00 p.m. Central Time, and any and all adjournments thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 and 3.
		FOR	VOTE WITHHELD		FOR	VOTE WITHHELD
1. Election of Directors:	01 Frank W. Berlin	☐	☐	08 David R. Milligan	☐	☐
	02 Thomas A. Carlstrom	☐	☐	09 George D. Milligan	☐	☐
	03 Joyce A. Chapman	☐	☐	10 David D. Nelson	☐	☐
	04 Steven K. Gaer	☐	☐	11 James W. Noyce	☐	☐
	05 Michael J. Gerdin	☐	☐	12 Robert G. Pulver	☐	☐
	06 Kaye R. Lozier	☐	☐	13 Lou Ann Sandburg	☐	☐
	07 Sean P. McMurray	☐	☐	14 Philip Jason Worth	☐	☐

2. To approve, on a nonbinding basis, the 2013 compensation of the named executive officers disclosed in the proxy statement.
☐ FOR	☐ AGAINST	☐ ABSTAIN
3. To ratify the appointment of McGladrey LLP as the Company's independent registered public accounting firm for 2014.
☐ FOR	☐ AGAINST	☐ ABSTAIN
4. In accordance with their discretion, upon all other matters that may properly come before said meeting and any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s).  IF THIS PROXY IS SIGNED BUT NO DIRECTION IS GIVEN FOR A PARTICULAR MATTER, THIS PROXY WILL BE VOTED (1) FOR THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1; (2) FOR THE APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS IN PROPOSAL 2; (3) FOR THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM IN PROPOSAL 3; AND (4) IN THE DISCRETION OF THE NAMED PROXIES UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

SIGNATURE	DATE	SIGNATURE	DATE
NOTE: PLEASE DATE THE PROXY AND SIGN IT EXACTLY AS THE NAME OR NAMES APPEAR ON THIS CARD. ALL JOINT OWNERS OF SHARES SHOULD SIGN. STATE FULL TITLE WHEN SIGNING AS EXECUTOR, TRUSTEE, GUARDIAN, ETC. PLEASE PROMPTLY RETURN SIGNED PROXY IN THE ENCLOSED ENVELOPE.